Exhibit 16.1

GRUBER & COMPANY, LLC
LAKE ST. LOUIS, MISSOURI

July 8, 2013
Securities and Exchange Commission
100 F Street, N.W.
Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Form 8-K dated July 8, 2013 and are in agreement with the statements relating only to Gruber & Company, LLC contained therein. We have no basis to agree or disagree with other statements of Vidable, Inc. contained therein.

/s/ Gruber & Company, LLC

Gruber & Company, LLC
Lake St. Louis, Missouri